EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of SAP AG:
We consent to the incorporation by reference in this registration statement on Form S-8 of SAP AG of our report dated March 3, 2011, with respect to the consolidated statements of financial position of SAP AG as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F of SAP AG.

/s/ KPMG AG
Wirtschaftsprüfungsgesellschaft

Mannheim, Germany
April 28, 2011

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